Exhibit 10.45
RESTATED AND AMENDED PROMISSORY NOTE
SEPTEMBER 12, 2007
FOR VALUE RECEIVED, the undersigned, RIO VISTA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (“Borrower”), promises to pay to the order of TRANSMONTAIGNE PRODUCT SERVICES INC., a Delaware corporation (“Holder”), at Holder’s offices at 1670 Broadway Street, Suite 3100, Denver, Colorado 80202, or at such other place Holder may from time to time designate, the principal sum of ONE MILLION DOLLARS ($1,000,000) (the “Loan Amount”), together with interest thereon at the rate hereafter specified and any and all sums which may be owing Holder by Borrower pursuant to this Promissory Note (hereinafter referred to as the “Note”). This Note amends and restates the Promissory Note dated August 15, 2005 in the original principal amount of $1,300,000 executed by Borrower in favor of Holder (the “Original Note”).
1. Interest Rate. From the date hereof until all sums due hereunder, whether principal, interest, charges, fees or other sums, have been paid in full, interest shall accrue on the unpaid principal balance of this Note at a rate equal to the prime rate of interest for large U.S. Money Center Commercial Banks published under “Money Rates” by The Wall Street Journal (“Prime Rate”) plus two percent (2%) per annum, as described in paragraph three below, or the highest rate permitted by law, whichever is lower. The interest rate shall fluctuate as the Prime Rate fluctuates.
2. Calculation of Interest. Interest shall be calculated on the basis of a three hundred sixty (360) day year applied to the actual days on which there exists an unpaid balance hereunder. Interest shall be compounded quarterly in arrears, based on the time-weighted average of the interest rate applicable during such period, provided, however, that interest shall not be compounded to the extent such compounding would cause the interest rate to exceed the maximum rate allowed by law.
3. Repayment Schedule. Interest only shall be due and payable monthly commencing on September 12, 2007 and continuing on the 1st day of each month through December 31, 2007. On December 31, 2007 the entire principal balance, accrued unpaid interest and any other amounts due under this Note shall be due and payable in full. Borrower shall pay to Holder a late charge of 1% of any payment amount that is not paid on December 31, 2007.
4. Prepayment. Borrower shall have the right to prepay the indebtedness evidenced hereby in full or in part without penalty or premium. All prepayments received hereunder shall be applied as follows: (i) to interest accrued but unpaid during any period prior to Maturity of the Note and the balance (iii) to principal.
5. Acceleration. At the option of Holder, the entire balance of principal, accrued interest and other sums owing under this Note shall become at once due and payable in full, without notice or demand, upon the occurrence of any one of the following specified events: (i) any failure by Borrower to make any payment when due hereunder; (ii) the making of a general assignment for the benefit of creditors by Borrower; (iii) the appointment of a receiver for Borrower’s assets and properties; (iv) the filing of a petition or the commencement of a proceeding by or against Borrower for any relief under bankruptcy or insolvency laws, which proceeding is not dismissed with thirty days; or (v) the dissolution, insolvency or liquidation of Borrower.

6. Expenses of Collection. Borrower shall pay all of Holder’s reasonable costs, fees (including, but not limited to, reasonable attorneys’ fees) and expenses resulting from attempts by Holder to recover payments due from Borrower under this Note, whether or not judgment has been confessed or suit has been filed.
7. Waiver of Protest. Borrower and all parties now or hereafter liable for payment of this Note waive presentment, demand, protest, notice of protest, notice of dishonor and all other notices and demands, other than any notice which may be required pursuant to any provision of any document executed in connection with this Note.
8. Binding Nature. This Note shall inure to the benefit of and be enforceable to Holder and Holder’s successors and assigns and any other person to whom Holder may grant an interest in Borrower’s obligations to Holder, and shall be binding upon and enforceable against Borrower and Borrower’s successors and assigns.
9. Security for Repayment. The payment of indebtedness evidenced by this Note is secured by the property or collateral as set forth in that certain Restated and Amended Security Agreement dated September 12, 2007 among the Holder, TLP and the Borrower. Rights and obligations with respect to the collateral are governed by the Security Agreement.
10. Original Note. This Note supersedes the Original Note.

IN WITNESS WHEREOF, Borrower has executed this Restated and Amended Promissory Note on the Date first above written.

BORROWER:

ATTEST:	RIO VISTA OPERATING PARTNERSHIP L.P.
By Rio Vista Operating GP LLC,
its General Partner

By:	By:

Name:	Name:	Ian T. Bothwell

Title:	Title:	Vice President, Chief Financial Officer

ACKNOWLEDGED AND AGREED:

HOLDER:

TRANSMONTAIGNE PRODUCT SERVICES, INC.

By:

Name:	William S. Dickey
Title:	President and Chief Operating Officer

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